Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:

Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group, Inc. 323-468-2300 smsi@mkr-group.com

Smith Micro Completes Acquisition of Birdstep Technology

ALISO VIEJO, CA, April 7, 2016 – Smith Micro Software, Inc. (NASDAQ: SMSI) today announced that it has completed its acquisition of Birdstep Technology AB, the software development and marketing arm of Birdstep Technology ASA (OSO: BIRD). The acquisition furthers Smith Micro’s leadership position in wireless network optimization, adding more capabilities to the company’s NetWise® policy-on-device platform, used by leading operators, cable companies, and device manufacturers.

“The acquisition adds valuable technology and a strong team of technical resources to Smith Micro, including engineers with deep experience in wireless connectivity, to support the growth of our business,” said William W. Smith Jr., President and CEO of Smith Micro Software. “By integrating Birdstep’s technology into our NetWise platform, Smith Micro will offer the industry’s most robust and comprehensive solution to address challenges in network Quality of Service management, Wi-Fi discovery, offload and provisioning, and consumer mobile engagement.”

Companies that use the SMART Solutions Suite of products from Birdstep will continue to receive support from the combined Smith Micro/Birdstep team. Smith Micro will offer a migration path for customers to move to the NetWise platform as the solutions become consolidated. For more information about the acquisition, visit Welcome Customers and Partners of Birdstep Technology.

About Smith Micro Software, Inc.:

Smith Micro provides software to simplify and enhance the mobile experience. Our network access, insights, and optimization solutions ensure the best Quality of Experience for wireless users, while embedded mobile software creates new opportunities for wireless service providers and B2C businesses to engage with consumers via smartphones. Our portfolio also includes content monetization solutions such as visual messaging, video streaming, and a variety of 2D and 3D graphics applications. For more information, visit smithmicro.com. (NASDAQ: SMSI)

Safe Harbor Statement:

This release may contain forward-looking statements that involve risks and uncertainties including, without limitation, forward-looking statements relating to the company’s financial prospects and projections, the company’s ability to increase its business, and the anticipated timing and financial performance of new products. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, fluctuations or cancellations in orders from customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those presented in any forward-looking statements. Smith Micro assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. Third-party trademarks mentioned are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Smith Micro and any other company.